EXHIBIT J
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PERSONAL AND CONFIDENTIAL
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April 28, 2002

Board of Directors
Ameren Corporation
1901 Chouteau Avenue
St. Louis, MO 63103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Ameren Corporation (the "Company") of the $1,400,000,000 in cash less an amount equal to the Assumed Obligations (the "Consideration") to be paid by the Company for all of the outstanding shares of Common Stock, without par value, of CILCORP, Inc. ("CILCORP") and all of the outstanding units of membership interest of AES Medina Valley (No. 4), L.L.C. ("AES Medina"; together with CILCORP, the "Businesses") pursuant to the Stock Purchase Agreement, dated as of April 28, 2002 (the "Stock Purchase Agreement"), between the Company and The AES Corporation ("AES"), and the Membership Interest Purchase Agreement, dated as of April 28, 2002 (the "Membership Purchase Agreement"; together with the Stock Purchase Agreement, the "Agreements"; each, an "Agreement"), between the Company and AES. Pursuant to the Agreements, at the Closing, the Estimated Purchase Price will be adjusted as provided for in Section 1.2(e) of the Stock Purchase Agreement and Section 1.2(g) of the Membership Purchase Agreement and, following the Closing, the Final Purchase Price will be adjusted as provided for in
Section 1.2(g) of the Stock Purchase Agreement and Section 1.2(i) of the Membership Purchase Agreement. Capitalized terms not defined herein shall have the meanings set forth in the Agreements.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as joint lead manager of a private offering of $150,000,000 aggregate principal amount of the Company's Floating Rate Notes due 2003 in December 2001, having acted as lead manager of a private offering of $100,000,000 aggregate principal amount of the Company's 5.70% Medium-Term Notes due 2007 in January 2002, having acted as lead manager of a concurrent public offering of 5,750,000 shares of Common Stock, par value $0.01 per share, of the Company and 13,800,000 of the Company's 9.75% adjustable conversion-rate equity security units in


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Board of Directors
Ameren Corporation
April 28, 2002
Page Two



February 2002, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to AES from time to time, including having acted as co-lead manager of a concurrent public offering of 14,000,000 shares of the Common Stock, par value $0.01 per share (the "AES Common Stock"), of AES and 9,000,000 of AES' $3.375 Trust Convertible Preferred Shares in October 1999, having acted as co-lead manager of a public offering of $250,000,000 aggregate principal amount of AES' 9.50% Senior Notes due 2009 in November 1999, having acted as lead manager of a concurrent public offering of 9,725,000 shares of AES Common Stock and 9,200,000 of AES' $3.00 Trust Convertible Preferred Shares in May 2000, having acted as lead manager of a public offering of $203,634,000 aggregate principal amount of AES' 11.25% Senior Secured Notes due 2010 in August 2000 and having acted as lead manager of a public offering of $200,000,000 aggregate principal amount of AES' 11.50% Senior Secured Notes due 2010 in August 2000. Goldman, Sachs & Co. also may provide investment banking services to AES and its subsidiaries in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company, AES or CILCORP for its own account and for the account of customers.

In connection with this opinion, we have reviewed, among other things, the Agreements; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company, AES and CILCORP for the five years ended December 31, 2001; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, AES and CILCORP; unaudited financial statements of AES Medina for the year ended December 31, 2001; audited financial statements of AES Medina Valley Cogen, L.L.C., a wholly owned subsidiary of AES Medina, for the year ended December 31, 2001; the Federal Energy Regulatory Commission Form No. 1 of CILCORP for the year ended December 31, 2000; certain other communications from the Company, AES and CILCORP to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by management of the Company; certain internal financial analyses and forecasts for the Businesses prepared by managements of AES and CILCORP; and certain financial analyses and forecasts for the Businesses prepared by management of the Company (the "Forecasts"), including certain cost savings and operating synergies projected by the management of the Company to result from the transactions contemplated by the Agreements (the "Synergies"). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreements and with members of the senior management of the Company and the Businesses (including members of the senior management of AES) regarding their assessment of the past and current business operations, financial condition and future prospects of the Businesses. In addition, we have compared certain financial information for the Businesses with similar financial and stock market information for certain other companies the securities of which are publicly


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Board of Directors
Ameren Corporation
April 28, 2002
Page Three



traded, reviewed the financial terms of certain recent business combinations in the integrated utility industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that such Forecasts and Synergies will be realized. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets or liabilities) of the Company or the Businesses or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Agreements will be obtained without any adverse effect on the Company or the Businesses or on the expected benefits of the transactions contemplated by the Agreements. We have relied upon the advice the Company has received from its legal counsel and tax advisors as to all legal and tax matters in connection with the Agreements. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Agreements.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be paid by the Company pursuant to the Agreements is fair from a financial point of view to the Company.

Very truly yours,




(GOLDMAN, SACHS & CO.)